Exhibit 99 Unaudited Financial Statements

CONECTISYS CORP.
Unaudited Consolidated Balance Sheet
Aug-31-1997

                                                            Aug-31-1997     Aug-31-1996      Nov-30-1996
                                                             Unaudited       Unaudited         Audited
Assets
Current Assets
   Cash                                                           7,428         42,429           24,495
   Accounts Receivable-trade
       (net allowance for doubtful of (2898)                       21,447         0              35,532
   Stock Subscription Receivable                                     0            0                0
   Other Current Asset                                               0           6,283             0

Total Current Assets                                               28,875       74,070           60,027

Notes Receivable net (note 4)                                     446,625      466,625          446,625

Interest Receivable net (note 4)                                   47,393         0               7,947

Property and Equipment Net (note 5)                               130,729      173,386          150,370

Licenses and Technology, net of accumulated amortization        1,438,722    2,178,430        1,727,242

Other Assets                                                        4,792       38,211            4,500

Total Assets                                                    2,097,135    2,930,722        2,396,711

CONECTISYS CORP.
Unaudited Consolidated Balance Sheet (continued)
Aug-31-1997

Liabilities and Shareholder equity
Current Liabilities
   Accounts Payables                                              524,309      624,697          338,822
   Accrued Compensation (note 9)                                  187,954       44,96           136,181
   Notes Payables (notes 3 and 6)
         Related Party                                               0         514,230             0
         Other                                                    251,376      282,595          247,719
Other Current Liabilities                                           7,792        4,346           12,245
Accrued interest payable                                          167,318         0             105,417

Total Current Liabilities                                       1,138,748    1,470,829          840,384

Long term liabilities
   Notes Payables (notes 3 and 6)
         Related Party                                            529,453          0            527,830
         Other                                                    196,397          0            163,719

Total Long term liabilities                                       725,850          0            691,549

Minority Interest                                                       0        58,259            0

Shareholders Equity
   Preferred Stock - Class A 1,000,000 Shares Authorized           20,500        16,345          20,500
         $ 1.00 Par Value, 20,500 Issued and Outstanding
   Convertible Preferred Stock - Class B 1,000,000 Shares            0             0               0
        Authorized, $1.00 Par Value, -0- Shares Issued and
        Outstanding
 Common Stock - 250,000,000 Shares
        Authorized, No Par Value                                6,849,420     6,029,574       6,457,221
        3,245,429 Authorized Issued and Outstanding

   Accumulated Gain (Deficit) During Development Stage        (6,637,383)    (4,644,286)     (5,612,943)

Total Shareholder Equity                                          232,537     1,401,634         864,778

Total Liabilities and Shareholders Equity                       2,097,135     2,930,722       2,396,711

   CONECTISYS CORP.
   Condensed Statement of Operations (9 months ended)
   Aug-31-1997

                                                                                           December 1,1990
                                                                                         (Inception) through
                                                              Aug-31-1997     Aug-31-1996     Aug-31-1997
                                                               Unaudited      Unaudited        Unaudited

Revenues                                                          325,402        70,197            436,565

Cost of Goods Sold                                                222,296        30,276            309,273

Gross Profit                                                      103,106        39,921            127,292

   General and Administrative                                   1,101,178       822,368          3,971,795
   Bad Debt Write-offs                                               0             0             1,233,897

Loss From Operations                                             (998,073)     (782,447)        (5,078,401)

Non-Operating Income (Expense)                                     38,159         2,687            139,207

Interest Expense                                                  (64,526)     (552,825)          (742,194)

Minority Interest                                                       0        62,310            121,747

Net Loss                                                       (1,024,440)  $(1,270,276)        (5,559,641)

Weighted Average Shares Outstanding                             2,862,848     2,544,839

Net loss per share                                               $ (0.36)   $ (0.50)

   CONECTISYS CORP.
   Condensed Statement of Operations (3 months ended)
   Aug-31-1997



                                                              Aug-31-1997     Aug-31-1996
                                                               Unaudited      Unaudited
Revenues                                                          117,308        70,197

Cost of Goods Sold                                                107,882        30,276

Gross Profit                                                        9,426        39,921

   General and Administrative                                     422,850       111,443
   Bad Debt Write-offs                                               0             0

Loss From Operations                                             (413,426)     ( 71,522)

Non-Operating Income (Expense)                                     11,954           (40)

Interest Expense                                                  (23,953)     (112,467)

Minority Interest                                                       0        11,172

Net Loss                                                      $  (425,425)  $  (172,858)

Weighted Average Shares Outstanding                             2,862,848     2,544,839

Net loss per share                                               $ (0.15)   $    (0.07)


   CONECTISYS CORP.
   Condensed Statement of Cash Flows (9 months)
   Aug-31-1997

                                                                                                              December 1,1990
                                                            Aug-31-1997     Aug-31-1996        Nov-30-1996  (Inception)through
                                                             Unaudited       Unaudited          Audited        Aug 31, 1997
Operating activities
   Net Income (loss)                                           (1,024,440)  (1,270,276)        (2,238,933)    (5,559,641)
      Adjustments to reconcile net income (loss)
           to net cash Provided by (used in)
           operating activities:
                Depreciation and amortization                     364,775         0               519,789        885,834
   provision for bad debt                                          47,196         0               118,611      1,021,682
   Stock issued for services                                       72,200       96,538            575,433      1,534,745
   Stock issued for interest                                         0         551,202            446,640        446,640
   Minority interest                                                 0         (62,310)          (120,569)      (121,747)

Changes in operating assets and liabilities
   (Increase) decrease in assets
      Accounts receivable                                         (12,854)      (5,357)           (38,862)       (25,589)
      Interest receivable                                         (65,410)        0              (95,281)       (169,057)
      Deposits                                                       (292)        0                  0            (4,792)
   Increase (decrease) in liabilities
      Accounts payable                                            185,487      581,764            295,889        524,309
      Accrued interest payable                                     61,901         0                  0            61,901
     Accrued compensation                                          51,773       (8,334)            82,886        187,954
      Other current liabilities                                    (4,453)      (7,776)           105,540        113,209

   Net cash provided by (used in) operating activities          (298,409)    (124,549)          (348,857)    (1,104,552)

Investing activities
   Increase in notes receivable                                         0         0                  0        (1,322,500)
   Costs of licenses & technology                                 (47,312)        0               (30,340)       (80,904)
   Purchase of equipment                                           (9,304)     (51,652)           (31,535)       (67,274)

   Net cash from (used) in investing activities                   (56,616)     (51,652)           (61,875)    (1,470,678)

CONECTISYS CORP.
   Condensed Statement of Cash Flows (9 months) (continued)
   Aug-31-1997

Financing Activities
   Common Stock issued for cash                                   300,000      150,000            150,000        860,655
   Dividends received                                                   0         0                  0              0
   Preferred Stock issuance                                             0         0                  0            16,345
   Proceeds from debts
      Related party                                                 1,623       41,958            150,309        208,167
      Other                                                        36,335       24,761            155,203      1,555,507
   Payments on debt
      Related                                                           0         0               (33,245)       (36,745)
      Other                                                             0       (8,951)            (8,951)
   Decrease in subscription receivable                                  0         0                20,000         20,000
   Contributed capital                                                  0         0                   515
   Net cash from (used) in financing activities                   337,958      216,719            433,316      2,582,658

Net Increase (decrease) in cash                                   (17,298)      40,518             22,584          7,428

Cash beginning of period                                           24,495        1,911              1,911
Cash end of period                                                  7,428       42,429             24,495          7,428

Cash paid during the year for
   Interest                                                             0         0                41,874         41,874
   Taxes                                                              851         0                   800          1,650
Non Cash Activities
   Common stock issued for
        PP&E                                                            0         0                35,362        130,931
        Licenses & technology                                           0         0                  0         1,770,000
        Repayment of debt                                               0      200,000            257,469      1,143,279
        Services & interest                                        72,200      645,670          1,017,918      2,012,526

CONECTISYS CORP.
Statement of Shareholders Equity
Aug-31-1997

                                                                                          Deficit Accumu-
                                        Preferred Stock                                  lated During
                                            Class A                  Common Stock          Development
                                     Shares         Amount       Shares       Amount           Stage             Total


Balance, December 1, 1990 (re-entry
   development stage)                  -        $     -          212,188   $ 1,042,140   $ (1,042,140)      $      -

Shares issued in exchange for:
  Cash, May 31, 1993                   -              -           20,000         1,000           -                1,000
  Capital contribution, May 31, 1993   -              -           40,000           515           -                  515
  Services, March 26, 1993             -              -           40,000           500           -                  500
  Services, March 26, 1993             -              -           24,000           600           -                  600

Net loss for the year ended
 November 30, 1993                     -              -             -           (5,459)          -               (5,459)

Balance, November 30, 1993             -              -          336,188     1,044,755     (1,047,599)           (2,844)

_______________________________________________________________________________

Shares issued in exchange for:
  Services, May 1, 1994                -              -           48,000         3,000           -                3,000
  Cash, September 1, 1994              -              -          355,426        23,655           -               23,655
  Services, September 15, 1994         -              -          173,986        11,614           -               11,614
  Cash, September 26, 1994             -              -           60,000        15,000           -               15,000
  Cash, October 6, 1994              16,345         16,345          -             -              -               16,345
  Cash, September and
        October, 1994                  -              -           26,400        33,000           -               33,000

Net loss for the year                  -              -             -             -           (32,544)          (32,544)

Balance, November 30, 1994           16,345         16,345     1,000,000     1,131,024     (1,080,143)           67,226

______________________________________________________________________________

CONECTISYS CORP.
Statement of Shareholders Equity (continued)
Aug-31-1997

Shares issued in exchange for:
  Cash, February 13, 1995              -              -           23,200       232,000           -              232,000
  Debt repayment, February 13, 1995    -              -           40,800       408,000           -              408,000
  Debt repayment, February 20, 1995    -              -           95,562       477,810           -              477,810
  Acquisition of assets,
  CIPI February 1995                   -              -          575,000     1,950,000           -            1,950,000
  Acquisition of assets,
   April 5, 1995 (Note 7 )             -              -          300,000          -              -                 -
  Cash and services,
   April and May 1995                  -              -          320,000       800,000           -              800,000
  Cash, June 1, 1995                   -              -           10,000        30,000           -               30,000
  Acquisition of assets and
   services, September 26, 1995        -              -           80,000       200,000           -              200,000
  Cash, September 28, 1995             -              -              825         3,000           -                3,000
  Acquisition of assets,
    September 1995                     -              -          700,000     1,750,000           -            1,750,000
Return of assets, CIPI
    September 1995                     -              -         (554,000)   (1,950,000)          -           (1,950,000)

Net loss for the year                  -              -             -             -        (2,293,867)       (2,293,867)

Balance, November 30, 1995           16,345         16,345     2,591,387     5,031,834     (3,374,010)        1,674,169

_____________________________________________________________________________

Shares issued in exchange
 for(Note 7):
  Cash, February, 1996                 -              -           27,778       125,000           -              152,779
  Debt repayment, February, 1996       -              -          200,000       639,779           -              612,000
  Services, February, 1996             -              -           63,199       205,892           -              205,892
  Cash, March, 1996                    -              -            3,571        25,000           -               25,000

Shares returned and
  canceled, March, 1996                -              -         (300,000)         -              -                 -

  Services, April, 1996                -              -              267         2,069           -                2,069
  Services, September, 1996           4,155          4,155        11,727        36,317           -               40,472
  Services, October, 1996              -              -          130,800       327,000           -              327,000
  Debt repayment, November, 1996       -              -           47,000        64,330           -               64,330

Net loss for the year                  -              -             -             -        (2,238,933)       (2,238,933)

Balance, November 30, 1996           20,500        $20,500     2,775,729    $6,457,221    $(5,612,943)      $   864,778

CONECTISYS CORP.
Statement of Shareholders Equity (continued)
Aug-31-1997

Shares issued in exchange
 for (see note 7):
  Services, March 1997                 -              -            4,550         6,879           -                6,879
  Debt, April 1997                     -              -           16,000        13,120           -               13,120

  Services, July 1997                  -              -           30,000        16,200           -               16,200
  Cash, July 1997                      -              -          300,000       300,000           -              300,000
  Services August 1997                 -              -          119,150        56,000           -               56,000

Net loss to August 31 1997             -              -             -             -        (1,024,440)       (1,024,440)

Balance, February 28, 1997           20,500        $20,500     3,245,429    $6,849,420    $(6,637,383)      $   232,537

_______________________________________________________________________________
     See summary of significant accounting policies and notes to consolidated financial statements.
_Summary of Accounting Policies
Basis of Presentation

     The accompanying consolidated financial statements include the transactions of Conectisys Corporation ( the "Company") and its 80% owned subsidiaries Technilink, Inc. and Primelink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

Development Stage Company

     The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995, the Company completed two mergers and is in the process of developing its technology and product lines.

Cash Equivalents

     For financial accounting purposes and the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Property and equipment is estimated to have a useful life of 5-7 years.

Net Loss Per Common Share

     Net loss per common share is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

Stock Issued for Noncash Consideration

     Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued depending on the ability to estimate the value of the goods or services received.
Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SUMMARY OF ACCOUNTING POLICIES (continued)

License Agreements

     The cost of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. At November 30, 1996, the Company generated some revenues from the licenses it acquired. Although management has developed a plan to develop and market the technology, it is reasonably possible that the estimates of expected future gross revenue will be reduced significantly in the near term due to competitive pressure. Consequently, the carrying amount of capitalized licenses at November 30, 1996 may be reduced materially in the near term. The carrying value of the licenses is subject to periodic evaluation and if necessary the amounts will be written down to their net realizable value.

Technology

     Deferred technology costs include capitalized product development and product improvement cost incurred after achieving technological feasibility and are amortized over a period of five years.

Income Taxes

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) is effective for financial statements for fiscal years beginning after December 15, 1995. The new standard establishes new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company does not expect adoption to have a material effect on its financial position or results of operations.

      SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) issued by the FASB is effective for specific transactions entered into after December 15, 1995, while the disclosure requirements of SFAS No.123 are effective for financial statements for fiscal years beginning no later than December 15, 1995. The new standard establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods and services from nonemployees in exchange for equity instruments. At the present time, the Company has not determined if it will change its accounting policy for stock based compensation or only provide the required financial statement disclosures. As such, the impact on the Company's financial position and results of operations is currently unknown.

     On March 3, 1997, FASB issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earning per share. Basic earnings per share includes no dilution and is computed by dividing income available to common share holders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earning of the entity, similar to fully diluted earnings per share. This pronouncement is effective for fiscal years and interim periods ending after December 15, 1997; early adoption is not permitted. The Company has not determined the effect, if any, of adoption on its EPS computation(s)

Fair Value of Financial Instruments

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, stock subscription receivable, accounts payable, accrued compensation and notes payable other, approximate fair value because of the short maturity of these instruments. It is not practical to estimate the fair value of the notes payable related party due to their related party nature.

Reclassifications
     For comparability purposes, certain prior year accounts have been reclassified to conform with current year presentation.



NOTES TO CONSOLIDATED FINANCIALS

1. Business
   Nature of Organization

The Company was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

TechniLink has developed the Cube 2001 series for the monitoring and controlling of various devices in the petroleum and gas industry.

PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the vending machine without the physical inspection usually needed.

Effective December 1, 1994, the Company agreed to acquire all of the outstanding shares of Progressive Administrators, Inc. (PAI) in exchange for 300,000 shares of its no par value common stock. The transaction was to be accounted for as a purchase transaction. The shares to be issued by the Company were to be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, PAI would have been a wholly-owned subsidiary of the Company as of December 1, 1994. PAI was formed in the state of Colorado on September 14, 1994 and is engaged in the records storage business.

Effective December 1, 1994, the Company also agreed to acquire all of the outstanding shares of Creative Image Products, Inc. (CIPI) in exchange for 575,000 shares of its no par value common stock. The shares were issued in February of 1995. The shares issued by the Company were "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, CIPI was a wholly-owned subsidiary of the Company as of December 1, 1994. CIPI was formed in the state of Kansas on April 29, 1994 and is engaged in the insecticide business and through its wholly-owned subsidiary, ADA Signature Distributors, Inc., the sign manufacturing business.

During 1995, the Company's only operations consisted of CIPI's manufacturing of organic insecticides prior to its disposal. On September 28, 1995 the Company entered into an agreement to unwind the acquisition of CIPI. CIPI issued a promissory note to the Company in the amount of $1,302,500 to reimburse the Company for cash advances. In accordance with the agreement, the shares issued to CIPI were exchanged for all shares issued to the Company. The shares outstanding carry no value on the financial statements.

On February 15, 1996, PrimeLink entered into a Joint Marketing and Development Agreement ("Agreement") with SkyTel Corp. pursuant to which PrimeLink agreed to customize and develop a paging technology based receiver for use in connection with SkyTel's Two-Way wireless messaging services and system (the "SkyTel Network") and both parties agreed to assist each other in the marketing of the PrimeLink product and the SkyTel Network. The Company believes that the joint marketing of its product with the SkyTel System could have significant potential for the Company. However, the Agreement does not require any purchases of the PrimeLink product by SkyTel, and may not necessarily result in any significant revenues for the Company. The Agreement is for a two-year term, and will automatically renew for additional one-year terms until terminated by either party.

Change of Control

During the year ended November 30, 1994, the Company issued a combination of voting common and voting preferred shares to Black Dog Ranch, LLC, an unrelated party, sufficient to transfer control of the Company to Black Dog Ranch, LLC. Accordingly, the Company is a subsidiary of Black Dog Ranch, LLC. In connection with the transfer of control, the Company changed its name to BDR Industries, Inc. During the year ended November 30, 1995 the Black Dog Ranch, LLC sold its interest in the Company to Robert Spigno who now has the controlling interest in the Company. BDR Industries, Inc. then changed its name to Conectisys Corporation.

Formation of Subsidiary

Effective June 24, 1994, the Company formed a wholly-owned subsidiary, CFC Capital Corporation. The entity is currently inactive.

Acquisition of Privately Held Companies

In September 1995, the Company acquired 80% of the outstanding stock of Technilink, Inc. a California Corporation, and 80% of the outstanding stock of Primelink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company's common stock. The acquisitions were accounted for as purchases. Both Primelink and Technilink are start-up companies with no material operating activity and therefore no proforma statements of operations were provided for 1995.

     The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 9. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from Primelink and Technilink was the license and technology. The stock issued was valued at $1,750,000, the fair market value of common stock issued, and is included in licenses and technology on the balance sheet.

2. Going Concern
As of August 31, 1997 and 1996, the Company has a deficiency in working capital of $ 1,109,909 and $1,396,759, respectively and has incurred operating losses since its return to the development stage, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses. In the longer term, the Company plans to achieve profitability through the operations of its newly acquired subsidiaries. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.

3. Related Party Transactions
The Company issued 2,494 and 260,000 shares of common stock during the years ended November 30, 1996 and 1995, respectively, to a related party in exchange for services. The services were valued at $17,538 and $534,961, respectively, which approximates the fair market value of the shares issued. During the fiscal year 1997 the Company has issued related parties 119,150 shares of common stock The services were valued at $56,000

In fiscal 1996 The CEO of the Company exercised 28,805 of his stock options at an exercise price of $0.20 per share. The Company also issued the CEO 4,155 shares of Preferred Class A stock for services rendered.

The Company also leases office space from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The lease is for a period of twelve months at a rate of $2,000 per month. The Company also pays S.W. Carver Corporation for bookkeeping services which are included in general and administrative expenses. Also, the Company has notes payable to S.W. Carver Corporation, see Note 6.

In February 1996, the Company's Board of Directors authorized the purchase of a car for the use of its Chief Financial Officer. The purchase price was approximately $23,000, of which approximately $18,000 was financed by the Company. The Board of Directors also determined that the vehicle would be maintained and fueled in full by the Company.

4. Notes Receivable
During the year ended November 30, 1995 and 1994, the Company advanced to CIPI $1,302,500. This advance is evidenced by a note payable to the Company, due on demand or October 1, 1998, whichever is first. Interest on the note is at the rate of ten percent per year. As of November 30, 1996 and 1995, the Company has provided an allowance of $855,875 against this receivable. Interest receivable on this note has also been reserved accordingly.

5. Property and Equipment
Property and equipment consisted of the following:
August 97,                         1997                 1996

Office equipment /         $    165,095         $    140,545
furniture
Vehicles                         35,362               35,362
Sub-total                       200,457              175,907
Less: accumulated
depreciation                   (69,728)              (2,520)
Total                      $   130,729         $    173,387




Depreciation expense for the years ended November 30, 1996 and 1995, totaled $38,263 and $946, respectively. Depreciation for the three quarters in 1997 is $69,728.

6.   Notes Payable
The notes payable consisted of the following:
August 97,                                    1997        1996

Notes payable to S.W. Carver Corporation
     (a related party) unsecured, due on $  514,953    $ 518,230
     demand at 10% interest, unpaid
     balance payable on February 15,1998

Note payable to Devon Investment
Advisors
     unsecured, due on demand at 10%     241,824     241,824
     interest

Note payable to Black Dog Ranch, LLC
     unsecured, due on demand at 8%
     interest, unpaid balance on         171,397           -
January 15, 1998

Note payable to Investor's Financial      25,000           -

Note payable to Ford Motor Credit,
     secured by vehicle, interest at
12.9%,                                     9,552      15,771
     unpaid balance on February 25,
1999

Note payable to Robert Spigno
(related party) unsecured, due on demand
     10% interest, unpaid balance on
     February 15, 1998                    14,500       8,000

Total notes payable                      962,726     775,825

7.   Shareholders' Equity
The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares which have conversion rights wherein each share may be converted into ten shares of common stock.

In February, 1996, the Company entered into an investment banking agreement for a period of two years. In consideration for services the Company granted the investment banker options to purchase 1,000,000 shares at $2.50 per share, the fair value at the date of grant. In October of 1996 the Company issued the investment banker 130,800 shares of common stock for services rendered. These shares resulted in the Company recording consulting fees of $327,000 which is the fair value of the stock at the date issued.

In February and November of 1996, the Company issued 200,000 and 47,000 shares, respectively, of common stock in settlement of outstanding obligations, which included principal and interest. The total debt reduced amounted to $257,469 and interest of $446,640 for a total of $704,109. The value of the transaction was based upon the value of the stock on that date.

In February 1996, the Company issued 63,199 shares of common stock to various consultants and to an officer of the Company for services rendered. The transactions were recorded at a total of $205,892 which approximates the fair value of the stock given at that date.

In February 1996, the Company and Hollywood Trenz, Inc. ("HTNZ") mutually agreed to terminate the ADA Sign Purchase Agreement and Agreement for the Purchase of Common Stock between them dated March 23, 1995 and to return the shares transferred pursuant to that agreement. As a result, the Company returned to HTNZ 600,000 shares of HTNZ common stock, which is valued at zero, and HTNZ returned to the Company 300,000 shares of the Company's common stock.

On September 3, 1996, 1,727 shares of common stock were issued to Micro Automation Development (MAD) for services provided to Technilink. The transaction was recorded at $4,317, which approximates the fair value of the stock given at that date.

On September 12, 1996, the Company issued to Internet Stock Guide Inc., 10,000 shares of common stock for partial payment of an advertising contract on there World Wide Web and consulting services. An additional 2000 shares of common stock were transferred to Internet Stock Guide Inc. from Black Dog Ranch. The transaction was recorded at $32,000 and 12,000 respectively which approximates the fair value of the stock given at that date.

On September 23, 1996, the Company issued 4,155 shares of Preferred stock to Robert Spigno, President of Conectisys Corp. for the reduction of compensation accrued to Mr. Spigno, the shares were issued at their par value of $1.00 per share.



In March & July 1997, the Company issued 4,550 and 30,000 shares of common stock respectively for attorney fees in relation to various legal matters

In April 1997, Settled a law suit with the former directors of the Company. The Company issued to the former directors 16,000 shares of common stock

In July the Company issued 300,000 shares of common stock to an investor for cash

In August 1997 the Company issued 119,150 shares of common stock to the members of the board of directors for services.

8. Income Taxes
Deferred income taxes consisted of the following:
November 30,                             1996           1995
Deferred tax asset, net          $  3,454,392   $    450,000
operating
     loss carryforward
Deferred tax liability                      -              -
Valuation allowance               (3,454,392)      (450,000)
Net deferred taxes                  $       -      $       -


     The valuation allowance offsets the net deferred tax asset since it is more likely than not it would not be recovered.

9. Commitments and Contingencies
Employment Agreements

 Incorporated by reference 10KSB year ended November 30, 1995

Litigation

/fsrThe Company is a party in the case, Securities and Exchange Commission (Plaintiff) Vs. Andrew S. Pitt, Conectisys Corp., Devon Investments Advisors, Inc., B&M Capital Corp., Mike Zaman, and Smith Benton & Hughes, Inc. (Defendants) Civil Case #96-4164. The Case alleges Case Alleges that a fraudulent scheme was orchestrated and directed by the defendants to engage in the sale and distribution of unregistered shares of Conectisys by creating the appearance of an active trading market for the stock of Conectisys and artificially inflating the price of its shares. In the suit the SEC seeks permanent injunctions from violating securities laws. The SEC does not seek any civil penalties from the Company. The courts having conducted a trial of this matter without a jury and taken it under submission, found for the plaintiff as follows: against Conectisys on the claim that the defendant violated section 5(a), 5(C), 17(a). Conectisys was NOT found to have violated section 10(b), 10(b-5), or 15(c). The Plaintiff was ordered to file proposed findings of fact and conclusions of law. After the court settles the findings and conclusions, the court will enter further orders with respect remedy or remedies to be granted to the plaintiff.